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                                                                    Exhibit 99.1

Contact:  Glen Zagoren
          ProNetLink.com
          212-688-8838



               ProNetLink.com Announces Management Restructuring
                               __________________

                                                  FOR RELEASE September 29, 2000

NEW YORK, September 29, 2000--ProNetLink.com (OTC BB:PNLK), the Global Trade Internetwork(TM), today announced that as a result of a special board meeting it had voted unanimously to accept the resignations of John A. Bohn, Chairman of the Board, CEO and President, and Karen Morgan, COO, effective immediately. The two have held these positions since August 8th, 2000.

The management restructuring will eliminate the dilutive effect to current shareholders associated with the stock options granted to Mr. Bohn and Ms. Morgan, reduce the company's expense run rate and enable the company to continue the development of its business plan.

With the resignations of Bohn and Morgan, the company will no longer be obligated to pay any of their stock options, the signing bonus and any other future consideration associated with their employment.

Effective immediately, J.P. Collardeau, founder and former Chief Executive, will resume the position of CEO and President, Glenn Zagoren will assume to the position of Chairman of the Board and David Walker will assume the position of COO.

"The Board of ProNetLink.com has accepted the resignations of Mr. Bohn and Ms. Morgan", said Jean Pierre Collardeau, CEO. "We believe that this decision was in the best interest of company and shareholder value. I have a great deal of confidence in the ProNetLink.com team and the product. We will continue to explore strategic opportunities for the company."

For more information please contact ProNetLink.com at 645 Fifth Avenue, Suite 303, New York, NY 10022. Telephone 212-688-8838 or email info@pronetlink.com.
                                                         --------------------

The ProNetLink.com logo, PNLTV.com logo and Global Trade Internetwork are trademarks of ProNetLink, Corp. (PNLK:OB)

This release contains, in addition to historical information, forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect ProNetLink.com's current judgments of those issues. However, because those statements are forward-looking and apply to future events, they are subject to risks and uncertainties, which could cause the Company's results to differ materially.